Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On December 3, 2013, The Medicines Company (“MDCO” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rempex Pharmaceuticals, Inc., a Delaware corporation (“Rempex”), Ravioli Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative and agent of the stockholders and optionholders of Rempex. On the same day, the Company subsequently closed the transactions contemplated by the Merger Agreement and completed its acquisition of Rempex.

The following unaudited pro forma combined consolidated financial statements of MDCO as of and for the nine months ended September 30, 2013 and year ended December 31, 2012 (“pro forma financial statements”) have been derived from (1) the unaudited consolidated financial statements of MDCO for the nine months ended September 30, 2013 contained in MDCO’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, including the notes thereto, filed with the Securities and Exchange Commission (The "SEC") on November 5, 2013; (2) the audited consolidated financial statements of MDCO for the year ended December 31, 2012, including the notes thereto, contained in MDCO's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013; (3) the unaudited consolidated financial statements of Rempex for the nine months ended September 30, 2013, including the notes thereto, included as Exhibit 99.3 to this Amendment No. 1 to Form 8-K filed on January 23, 2014, which amends MDCO’s Form 8-K filed on December 6, 2013; and (4) the audited consolidated financial statements of Rempex for the year ended December 31, 2012, including the notes thereto, included as Exhibit 99.2 to this Amendment No. 1 filed on January 23, 2014, which amends MDCO's Current Report on Form 8-K filed on December 6, 2013.
The unaudited pro forma combined statements of operations of MDCO for the nine months ended September 30, 2013 and year ended December 31, 2012 give effect to the acquisition of Rempex and other related pro forma events as if they had occurred on January 1, 2012. The unaudited pro forma combined balance sheet of MDCO as of September 30, 2013 gives effect to the acquisition of Rempex and other pro forma events as if they had occurred on September 30, 2013.
The acquisition of Rempex is accounted for in accordance with the revised Statement of Financial Accounting Standards ASC 805-10, “Business Combinations” (ASC 805-10) under which, among other things, transaction costs are expensed as incurred, the value of acquired in-process research and development is capitalized and contingent payments are recorded at their estimated fair value. The total estimated purchase price, calculated as described in Note 2 to these pro forma financial statements, is allocated to the net tangible and intangible assets of Rempex based on their estimated fair values for purposes of these pro forma financial statements. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on a preliminary valuation and other preliminary estimates for purposes of these pro forma financial statements. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Rempex that exist as of the date of completion of the transaction, and upon the final purchase price.
The pro forma financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma financial statements do not include liabilities that may result from integration activities after completion of the acquisition of Rempex which are not presently estimable. The management of MDCO is in the process of making these estimates. Any such liabilities will be recorded as expense in subsequent periods. In addition, the pro forma financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration are as yet uncertain.
The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of MDCO and Rempex might have looked like had the acquisition of Rempex and other pro forma events taken place at an earlier date. The pro forma financial statements are not necessarily an indication of the results that would have been achieved had the acquisition of Rempex been completed and other pro forma events occurred of the dates indicated or that may be achieved in the future.
The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•
the audited consolidated financial statements of MDCO for the year ended December 31, 2012 contained in MDCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013, including the notes thereto; and

•
the audited financial statements of Rempex for the year ended December 31, 2012 and the unaudited financial statements for the nine months ended September 30, 2013 and 2012 attached as Exhibit 99.2 and Exhibit 99.3, respectively, to this Amendment No. 1 on Form 8-K filed on January 23, 2014, which amends MDCO's Current Report on Form 8-K filed on December 6, 2013.

Unaudited Pro Forma Combined Consolidated Balance Sheet
As of September 30, 2013
(in thousands)

	The Medicines Company	Rempex	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$462,360	$8,387	$(142,978)	(a)	$327,769
Accounts receivable, net	103,757	604	—		104,361
Inventory	91,499	616	—		92,115
Deferred tax assets	13,889	—	—		13,889
Prepaid expenses and other current assets	12,165	2,071	(927)	(b)	13,309
Total current assets	683,670	11,678	(143,905)		551,443

Fixed assets, net	33,926	359	—		34,285
Intangible assets, net	622,274	3,922	221,288	(c)	847,484
Restricted cash	1,577	—	—		1,577
Goodwill	186,821	—	82,530	(c)	269,351
Other assets	17,296	—	—		17,296
Total assets	$1,545,564	$15,959	$159,913		$1,721,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,766	$2,643	$—		$35,409
Accrued expenses	133,600	6,749	(927)	(b)	139,422
Deferred revenue	3,980	—	—		3,980
Total current liabilities	170,346	9,392	(927)		178,811
Contingent purchase price	188,554	—	96,700	(d)	285,254
Convertible senior notes (due 2017)	233,544	—	—		233,544
Deferred tax liabilities	78,369	1,107	72,240	(e)	151,716
Other long term liabilities	5,863	—	—		5,863
Total liabilities	676,676	10,499	168,013		855,188
Commitments and contingencies
Redeemable convertible preferred stock	—	52	(52)	(f)	—
Stockholders' equity:
Common stock	66	3	(3)	(f)	66
Additional paid-in capital	968,067	54,410	(54,410)	(f)	968,067
Treasury stock	(50,000)	—	—		(50,000)
Accumulated deficit	(46,097)	(48,888)	46,248	(f) (g)	(48,737)
Accumulated other comprehensive loss	(2,923)	(117)	117	(f)	(2,923)
Total The Medicines Company stockholders' equity	869,113	5,460	(8,100)		866,473
Non-controlling interest in joint venture	(225)	—	—		(225)
Total stockholders' equity	868,888	5,460	(8,100)		866,248
Total liabilities, convertible preferred stock and stockholders' equity	$1,545,564	$15,959	$159,913		$1,721,436

Unaudited Pro Forma Combined Consolidated Statement of Operations
nine months ended September 30, 2013
(in thousands, except per share data)

	The Medicines Company	Rempex	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$502,861	$725	$—		$503,586
Operating expenses:
Cost of revenue	186,446	431	—		186,877
Research and development	108,408	22,131	—		130,539
Selling, general and administrative	178,954	4,691			183,645
Total operating expenses	473,808	27,253	—		501,061

Income (loss) from operations	29,053	(26,528)	—		2,525
Co-promotion income	12,241	—	—		12,241
Contract revenue	—	1,606	—		1,606
Interest expense	(11,143)		—		(11,143)
Other income	1,186	156	—		1,342
Income (loss) before income taxes	31,337	(24,766)	—		6,571
Provision for income taxes	(17,163)	290	13,294	(h)	(3,579)

Net income (loss)	14,174	(24,476)	13,294		2,992
Net loss attributable to non-controlling interest	140	—	—		140
Net income (loss) attributable to The Medicines Company	$14,314	$(24,476)	$13,294		$3,132

Basic earnings per common share attributable to The Medicines Company	$0.25				$0.06
Shares used in computing basic earnings per common share	56,296				56,296

Diluted earnings per common share attributable to The Medicines Company	$0.24				$0.05
Shares used in computing diluted earnings per common share	60,510				60,510

Unaudited Pro Forma Combined Consolidated Statement of Operations
Year Ended December 31, 2012
(in thousands, except per share data)

	The Medicines Company	Rempex	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$558,588	$310	$—		$558,898
Operating expenses:
Cost of revenue	177,339	129	—		177,468
Research and development	126,423	21,299	—		147,722
Selling, general and administrative	171,753	3,494			175,247
Total operating expenses	475,515	24,922	—		500,437

Income (loss) from operations	83,073	(24,612)	—		58,461
Co-promotion income	10,000	—	—		10,000
Contract revenue		4,950	—		4,950
Interest expense	(8,005)	(399)	399	(i)	(8,005)
Other income	1,140	110	—		1,250
Income (loss) before income taxes	86,208	(19,951)	399		66,656
(Provision) benefit for income taxes	(35,038)	—	8,100	(j)	(26,938)

Net income (loss)	51,170	(19,951)	8,499		39,718
Net loss attributable to non-controlling interest	84	—	—		84
Net income (loss) attributable to The Medicines Company	$51,254	$(19,951)	$8,499		$39,802

Basic earnings per common share attributable to The Medicines Company	$0.96				$0.74
Shares used in computing basic earnings per common share	53,545				53,545

Diluted earnings per common share attributable to The Medicines Company	$0.93				$0.72
Shares used in computing diluted earnings per common share	55,346				55,346

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

(1) Description of Transaction
On December 3, 2013, The Medicines Company (“MDCO” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rempex Pharmaceuticals, Inc., a Delaware corporation (“Rempex”), Ravioli Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative and agent of the stockholders and optionholders of Rempex (the “Representative”). On the same day, the Company subsequently closed the transactions contemplated by the Merger Agreement and completed its acquisition of Rempex.
The acquisition of Rempex was accomplished through the merger of the Merger Sub with and into Rempex (the “Merger”). In accordance with the terms of the Merger Agreement and the General Corporation Law of the State of Delaware, Rempex survived the Merger as the surviving corporation, and, as the surviving corporation, became a wholly owned subsidiary of the Company.
At the Closing, the Company paid to the holders of Rempex’s capital stock, the holders of options to purchase shares of Rempex’s capital stock (whether or not such capital stock or options were vested or unvested as of immediately prior to the Closing) and the holders of certain phantom stock units (collectively, the “Rempex Equityholders”) an aggregate of approximately $140.0 million in cash, and an additional $0.3 million in purchase price adjustments. The amount paid to the Rempex Equityholders at the Closing is subject to a post-closing purchase price adjustment process with respect to the net amount of cash, unpaid transaction expenses and other debt and liabilities of Rempex as of the date of the Closing.
In addition, the Company has agreed to pay to the Rempex Equityholders milestone payments subsequent to the Closing, if the Company achieves certain development and regulatory approval milestones and commercial sales milestones with respect to Rempex’s Minocin® IV (Minocycline for Injection) product, Rempex’s RPX-602 product candidate, a proprietary reformulation of Minocin® IV , Rempex’s Carbavance product candidate, an investigational agent that is a combination of a novel beta-lactamase inhibitor with a carbapenem, and certain of Rempex’s other product candidates, at the times and on the conditions set forth in the Merger Agreement. In the event that all of the milestones set forth in the Merger Agreement are achieved in accordance with the terms of the Merger Agreement, the Company will pay the Rempex Equityholders an additional $214.0 million in cash in the aggregate for achieving development and regulatory milestones and an additional $120.0 million in cash in the aggregate for achieving commercial milestones, in each case, less certain transaction expenses and employer taxes owing because of the milestone payments. Of the $334.0 million in milestone payments, up to $3.0 million in the aggregate may be paid to certain employees of Rempex, including certain officers of Rempex, under a management bonus plan adopted by Rempex.
In the event that any milestone payments become due within eighteen months following the Closing, the Company will enter into an escrow agreement (the “Escrow Agreement”) in a customary form with the Representative and an escrow agent mutually acceptable to the Company and the Representative, and will deposit the first $14.0 million of the aggregate milestone payments into an escrow fund for the purposes of securing the indemnification rights of the Company for any and all losses for which it is entitled to indemnification pursuant to the Merger Agreement or the Escrow Agreement and to provide the source of recovery for any amounts payable to the Company as a result of a post-closing purchase price adjustment process. To the extent that any amounts remain in the escrow fund after June 3, 2015 and not subject to claims by the Company, such amounts will be released to the Rempex Equityholders, subject to certain conditions set forth in the Merger Agreement.
At the Closing, all of the outstanding shares of Rempex’s capital stock (whether or not vested) were cancelled and converted into the right to receive a portion of the cash payments described above and each Rempex option (whether or not vested) and phantom stock unit outstanding at the Closing was cancelled and converted into the right to receive a portion of the cash payments described above.

Also on December 3, 2013, in connection with the execution of the Merger Agreement, Rempex’s chief executive officer entered into a non-competition and non-solicitation agreement with the Company and certain employees of Rempex entered into non-solicitation agreements with the Company, pursuant to which, among other matters, Rempex’s chief executive officer agreed to refrain from competing with Rempex and these employees, including Rempex’s chief executive officer, agreed to refrain from soliciting employees of Rempex, in each case, for a period of three years, subject to the terms and conditions set forth therein.
(2) Purchase Price
Total estimated purchase price is summarized as follows:

(in thousands)
Estimated upfront cash consideration	$140,338
Estimated fair value of contingent cash payment	96,700
Total preliminary estimated purchase price	$237,038

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets Acquired:	(in thousands)
Cash and cash equivalents	$8,387
Accounts receivable, net	604
Inventory	616
Prepaid expenses and other current assets	2,071
Fixed assets, net	359
In-process research and development	225,210
Goodwill	82,530
Total Assets	319,777
Liabilities Assumed:
Accounts payable	2,643
Accrued expenses	6,749
Deferred tax liabilities	73,347
Total Liabilities	82,739

Total preliminary estimated purchase price	$237,038

The value of the acquired in-process research and development is based upon a preliminary valuation. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined financial statement information and MDCO’s future results of operations and financial position.

(3) Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:
(a) Cash and cash equivalents adjustments consist of the following:

(in thousands)
Estimated MDCO transaction fees	$2,640
Estimated upfront cash consideration paid to shareholders	140,338
Total	$142,978

(b) Reclassification to offset with related accruals.
(c) To record the estimated fair value of in-process research, amortizable intangible assets and development and goodwill. The value of in-process research and development and amortizable intangible assets is based upon a preliminary valuation. The Company expects to complete the allocation of the purchase price within one year from the date of the acquisition. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma combined financial statement information and MDCO’s future results of operations and financial position.
(d) To record the fair value of contingent purchase consideration at the date of acquisition in accordance with ASC 805-10.
(e) To record the preliminary estimated tax impact of identifiable intangible assets recorded in connection with the acquisition of Rempex. Under MDCO’s current tax strategy, deferred tax liabilities are recorded on certain of the non-amortizing intangible assets at an assumed approximate tax rate of 41%, the actual deferred tax liabilities recorded as a result of the acquisition could be significantly different.
(f) To eliminate the historical convertible preferred stock, equity and accumulated deficit accounts of Rempex.
(g) To record transaction costs incurred by the Company after the interim September 30, 2013 balance sheets presented herein.
(h) To record the tax effect of Rempex's net loss at September 30, 2013.
(i) To eliminate non-cash interest expense related to Rempex's preferred shares series B stock rights.
(j) To record the tax effect of Rempex's net loss at December 31, 2012.